UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Amendment No. 1

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 17, 2016

Cosmos Holdings Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-54436	27-0611758
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

141 West Jackson Blvd, Suite 4236, Chicago, Illinois	60604
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (312) 536-3102

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 1.01 Entry into Material Definitive Agreement

This Amendment No. 1 to the Form 8-K originally filed on November 22, 2016, is being filed by Cosmos Holdings Inc. (the “Company”) in connection with (i) Amendment to the Stock Purchase Agreement, dated as of February 9, 2017 (the “Amendment”), by and among the Company, Decahedron Ltd. (“Decahedron”) and each of the shareholders of Decahedron; and (ii) to reflect the closing of the acquisition of Decahedron by the Company.

The Amendment provided for the following:

•	On January 25, 2017, all of the holders of preferred capital stock of Decahedron converted their preferred shares into Ordinary Class A Shares.

•	The other shareholders agreed to be bound by the terms of the Stock Purchase Agreement (the “SPA”), dated as of November 17, 2016, by and among the Company, Decahedron and Nikolaos Lazarou.

The foregoing description of the Amendment is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets

The Company and Decahedron consummated the transactions contemplated by the SPA (as amended). Pursuant to the terms of the SPA, the shareholders of Decahedron received an aggregate of 1,700,000 shares of common stock of the Company (the “Stock Consideration”), which were delivered at closing in exchange for all of the Ordinary Shares of Decahedron for the Stock Consideration. In accordance with the terms of the SPA, Mr. Lazarou remained as a director and officer of Decahedron.

ITEM 9.01.FINANCIAL STATEMENTS AND EXHIBITS.

(a)

Financial statements of business acquired. In accordance with Item 9.02(a)(4)of Form 8-K, the Registrant will file the financial statements of the business acquired as required by Item 9.02(a)(1) within seventy-one days after the due date of the Report concerning the closing of the transaction.

(b)

Pro Forma financial information. In accordance with Item 9.01(b)(2) of form 8-K, the Registrant will file the pro forma financial information required by Item 9.01(b)(1) within seventy-one days after the due date of the Report concerning the closing of the transaction.

(d)	Exhibits

10.1	Amendment to the Stock Purchase Agreement, dated as of February 9, 2017, by and among Cosmos Holdings Inc., Decahedron Ltd., Nikolaos Lazarou, Vasiliki Kappou and Misel Kappou.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COSMOS HOLDINGS INC.

Date: February 13, 2017	By:	/s/ Grigorios Siokas
Grigorios Siokas
Chief Executive Officer

3